EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                               HBOA HOLDINGS, INC.


     HBOA Holdings, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation") bearing document number P00000095861, in accordance with the applicable provisions of Section 607.0821, Section 607.0704, and Section 607.1003 of the Florida Business Corporation Act (the "FBCA"):

     DOES HEREBY CERTIFY:

     FIRST: That the first paragraph of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

                                   "ARTICLE I

                                      NAME

     The name of the Corporation is Kirshner Entertainment & Technologies, Inc. and the street address of the initial principal office of the Corporation is 5200 NW 33rd Street, Ft. Lauderdale, Florida 33309."

     SECOND:: That the third paragraph of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

                                  "ARTICLE III
                                  ------------

                                  CAPITAL STOCK
                                  -------------

     The Corporation is authorized to issue One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $.0005 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $.0005 per share.

     The designation and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

     Provisions Relating to the Preferred Stock.
     -------------------------------------------

     1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and


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qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

Laura M. Holm, Esq.
Florida Bar #0993646
Adorno & Yoss, PA
700 S. Federal Highway
Suite 200
Boca Raton, Florida 33432
Phone (561) 393-5660
Fax (561) 338-8698

     2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

          1. whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

          2. the number of shares to constitute the class or series and the designations thereof;

          3. the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

          4. whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

          5. whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          6. the dividend rate, if any, whether any, whether any such dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when any such dividends are payable, the preference to or the relation to the payment of the dividends, payable on any other class or classes or series of stock, whether or not such dividend shall be

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cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

          7. the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          8. whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price, ratio or rate at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

          9. such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable and in the best interests of the Company.

          The shares of each class or series of Preferred Stock may vary from the shares or any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

          Provisions to the Common Stock.
          -------------------------------

          1. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock.

          2. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

          3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

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         General Provisions.
         -------------------

          1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

          2. No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

          SECOND: The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to FBCA Section 607.0821 by the Board of Directors of the Corporation by unanimous written consent dated June 9, 2003, and was adopted pursuant to FBCA Section 607.0704 by a holder of a majority of the Company's issued and outstanding shares of capital stock entitled to vote on the matter by written consent of such stockholder dated June 9, 2003. Therefore, the number of votes cast was sufficient for approval.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer.


Signed, this July 17, 2003.

                                                     /s/ Harvey Judkowitz
                                                     Chief Financial Officer